Exhibit 99.1

IFF Reports Strong First Quarter 2016 Results

Sales +6%; Adjusted Operating Profit +7%; Adjusted EPS +11%, all on a currency neutral basis

NEW YORK--(BUSINESS WIRE)--May 9, 2016--International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris:IFF) reported financial results and strategic achievements for the first quarter ended April 1, 2016.

First Quarter 2016 Consolidated Summary: Growth vs. Prior Year ¹

	Adjusted Currency Neutral (Non-GAAP)			Adjusted (Non-GAAP)			Reported (GAAP)
	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS
Consolidated	6%	7%	11%	1%	3%	1%	1%	3%	(6)%
Acquisition Impact	4%	3%	3%	4%	3%	3%	4%	2%	3%

¹ Schedules at the end of this release contain reconciliations of reported GAAP to non-GAAP metrics.

First Quarter 2016 Strategic Highlights: Currency Neutral Performance

Innovating Firsts: strengthen position and drive differentiation in priority R&D platforms

  Encapsulation-related sales grew high-single-digits led by Fabric Care and Toiletries
  Commercialized two new flavor molecules and one new natural sweetness modulator
  Sweetness and savory modulation portfolio continued to grow strong double-digits

Win Where We Compete: achieve market leadership position in key markets, categories & customers

  North America sales +11% driven by acquisitions and strong growth in Fragrances
  Middle East & Africa grew double-digits with strong growth in both flavors and fragrances
  Home Care grew mid-single-digits led by double-digit growth in Latin America
  Flavors Latin America sales +8% in the quarter; +14% on a 2-year average basis

Become Our Customers’ Partner of Choice: attain commercial excellence

  IFF | Lucas Meyer Cosmetics won a silver innovation award at In-Cosmetics
  IFF rated gold by EcoVadis for Sustainability; ranked top supplier
  Joined World Business Council for Sustainable Development

Strengthen and Expand the Portfolio: pursue value creation through collaborations & acquisitions

  IFF | Lucas Meyer Cosmetics achieved double-digit growth on a standalone basis
  IFF | Ottens Flavors posted solid growth on a standalone basis led by regional customers

Management Commentary

“We are pleased with how we started 2016, in light of the volatile global operating environment and against our strongest year-ago growth comparison,” said Chairman and CEO Andreas Fibig. “Currency neutral sales growth was strong, improving 6%, with broad-based contributions from our acquisitions and organic growth. Performance in both Flavors and Fragrances accelerated sequentially with nearly all categories showing improvement versus the fourth quarter of 2015. In terms of profitability, we achieved strong gross profit performance driven primarily by volume growth, the benefits of productivity initiatives and contributions of acquisitions. This enabled us to strategically reinvest in our business while simultaneously delivering 7% adjusted operating profit and 11% adjusted EPS growth, all on a currency neutral basis.

“We also continue to make strides in our Vision 2020 strategy focused on building greater differentiation, accelerating profitable growth and increasing shareholder value. Innovation and R&D are crucial to our success, demonstrated by delivery systems in both Flavors & Fragrances continuing to be a growth driver in the quarter. In Fragrances, encapsulation-related sales grew high-single-digits, led by Fabric Care and Toiletries. In Flavors, our sweetness & savory modulation portfolio sales grew strong double-digits, led by Savory, Dairy and Beverage. Simultaneously, we commercialized two new flavor molecules and one new natural sweetness modulator to continue to build consumer-preferred solutions.

“We are pleased with our results in targeted growth areas such as North America, where we saw an 11% sales increase for the first quarter of 2016 driven by our recent acquisitions and strong growth in Fragrances. In the Middle East & Africa, the strong growth trends we experienced in 2015 continued into the first quarter, in which we saw a double digit increase, with strong performance in both flavors and fragrances. In Latin America, Flavors grew 8% on a currency neutral basis against a very strong 21% prior year comparison, driven in part by continued success leveraging innovation with key customers.

“In addition to the progress we have made from an innovation and market share perspective, we continue to position ourselves to be our customers’ partner of choice and go-to supplier. In the first quarter of 2016, IFF | Lucas Meyer won an innovation award at the In-Cosmetics for Miniporyl™. Our continued commitment to intertwine sustainability into all aspects of our business and corporate culture has led us to be rated gold by EcoVadis and ranked a top supplier. We also joined the World Business Council for Sustainable Development which is an organization of forward-thinking companies that stimulate the global business community to create a sustainable future for business, society and the environment.

“Our strategic acquisitions have also continued to perform well. IFF | Ottens Flavors posted solid growth on a standalone basis led mostly by regional customers and IFF | Lucas Meyer Cosmetics achieved double-digit growth on a standalone basis.

“Although we have started the year well, we continue to remain cautiously optimistic in our previously stated financial guidance for 2016 given the persistent volatility in the market.”

First Quarter 2016 Segment Summary: Growth vs. Prior Year

	Currency Neutral (Non-GAAP)		Reported (GAAP)
	Sales	Segment Profit	Sales	Segment Profit
Fragrances:	8%	15%	3%	9%
Acquisition Impact	4%	2%	3%	2%

Flavors:	4%	1%	(1)%	(1)%
Acquisition Impact	4%	3%	4%	3%

Fragrances Business Unit

(Currency Neutral Performance unless otherwise noted)

  Currency neutral sales improved 8%, including approximately 4 percentage points related to the acquisition of IFF | Lucas Meyer Cosmetics. All regions delivered growth led by a double-digit increase in North America and high-single digit growth in Latin America.
  Fine Fragrances increased 7% driven by strong new win performance. From a regional perspective, North America achieved strong double-digit growth, followed by mid-single-digit growth in EAME and low-single digit growth in Latin America.
  Consumer Fragrances grew 6% with broad based growth across all sub-categories. Technology-driven innovation in Fabric Care and Personal Wash contributed high-single-digit increases. On a geographic basis, all regions delivered growth led by a double-digit increase in Latin America and mid-single-digit growth in North America.
  Fragrance Ingredients grew 15%, inclusive of sales related to IFF | Lucas Meyer Cosmetics acquisitions. On an organic basis, trends in Fragrance Ingredients improved sequentially versus the fourth quarter 2015.
  Fragrances currency neutral segment profit improved approximately 15% principally driven primarily by strong volume growth, and the benefits from cost and productivity initiatives. Segment profit margin on a currency neutral basis increased 130 basis points to 21.7%.
  On a reported basis, sales increased 3%, or $13 million, to $410.8 million. Fragrances segment profit increased 9%, or $7.6 million, to $89.2 million.

Flavors Business Unit

(Currency Neutral Performance unless otherwise noted)

  Currency neutral sales grew 4%, including approximately 4 percentage points related to the acquisition of IFF | Ottens Flavors. Growth was led by high-single-digit increases in North America and Latin America and low-single-digit growth in Greater Asia.
  EAME decreased 1% as softness in Western Europe more than offset a high-single-digit improvement in the Middle East and Africa, which was driven by strong new wins.
  North America improved 9%, reflecting the contribution of additional sales related to the acquisition of IFF | Ottens Flavors.
  Latin America increased 8% against a very strong 21% growth in the prior year period, as all categories reported growth. Savory, Sweet and Dairy all reported double-digit growth.
  Greater Asia grew 2% led by new win performance in Dairy and Sweet.
  Flavors currency neutral segment profit improved approximately 1% primarily resulting from the contribution of our acquisition and productivity initiatives. Segment profit margin on a currency neutral basis decreased 60 basis points to 24.6% in the prior year quarter.
  On a reported basis, sales decreased 1%, or $4.6 million, to $372.5 million. Flavors segment profit decreased 1% to $91.8 million from $92.7 million.

FY 2016 Guidance: Growth vs. Prior Year

The Company’s full year 2016 guidance:

	Currency Neutral			FX Impact	Reported*
	Organic	M&A	Total
Sales	2.0 - 3.0%	~1.5%	3.5 - 4.5%	~(2)%	1.5 - 2.5%
Operating Profit	3.5 - 5.5%	~1.5%	5.0 - 7.0%	~(3)%	2.0 - 4.0%
EPS	5.0 - 7.0%	~1.5%	6.5 - 8.5%	~(3)%	3.5 - 5.5%

* Excludes items impacting comparability

A copy of the Company’s Quarterly Report on Form 10-Q will be available on its website at www.iff.com or at sec.gov by May 11, 2016.

Audio Webcast

A live webcast to discuss the Company’s first quarter 2016 financial results will be held on May 10, 2016, at 10:00 a.m. EDT. Investors may access the webcast and accompanying slide presentation on the Company's IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding our outlook for fiscal year 2016. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on March 1, 2016. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) the Company’s ability to implement its Vision 2020 strategy; (2) the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2020 strategy, and to realize the anticipated benefits of those acquisitions; (3) the Company’s ability to effectively compete in its market, and to successfully develop new and competitive products that appeal to its customers and consumers; (4) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (5) the Company’s ability to benefit from its investments and expansion in emerging markets; (6) the impact of currency fluctuations or devaluations in the principal foreign markets in which it operates, including the devaluation of the Euro; (7) the economic and political risks associated with the Company’s international operations, including challenging economic conditions in China and Latin America; (8) the impact of any failure of the Company’s key information technology systems or a breach of information security; (9) the Company’s ability to attract and retain talented employees; (10) the Company’s ability to comply with, and the costs associated with compliance with U.S. and foreign environmental protection laws; (11) the Company’s ability to realize expected cost savings and efficiencies from its profitability improvement initiative and other optimization activities; (12) volatility and increases in the price of raw materials, energy and transportation; (13) fluctuations in the quality and availability of raw materials; (14) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (15) any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; (16) the Company’s ability to successfully manage its working capital and inventory balances; (17) uncertainties regarding the outcome of, or funding requirements related to litigation or settlement of pending litigation uncertain tax positions or other contingencies; (18) the effect of legal and regulatory developments, as well as restrictions or costs that may be imposed on the Company or its operations by U.S. and foreign governments; (19) adverse changes in federal, state, local and international tax legislation or policies, including with respect to transfer pricing and state aid, and adverse results of tax audits, assessments, or disputes; and (19) changes in market conditions or governmental regulations relating to our pension and postretirement obligations. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Meet IFF

International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris: IFF) is a leading innovator of sensorial experiences that move the world. At the heart of our company, we are fueled by a sense of discovery, constantly asking “what if?”. That passion for exploration drives us to co-create unique products that consumers taste, smell, or feel in fine fragrances and beauty, detergents and household goods, as well as beloved foods and beverages. Our 6,700 team members globally take advantage of leading consumer insights, research and development, creative expertise, and customer intimacy to develop differentiated offerings for consumer products. Learn more at www.iff.com, Twitter , Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc.
Consolidated Income Statement
(Amounts in thousands except per diluted share data)
(Unaudited)

	Three Months Ended March 31,

	2016	2015	% Change

Net sales	$783,312	$774,907	1%
Cost of goods sold	423,103	428,630	(1)%
Gross profit	360,209	346,277	4%
Research and development expenses	63,385	63,462	(0)%
Selling and administrative expenses	123,543	118,995	4%
Amortization of acquisition-related intangibles	6,061	1,840	229%
Restructuring and other charges, net	—	187	(100)%
Operating profit	167,220	161,793	3%
Interest expense	12,478	11,095	12%
Other income	(154)	(5,710)	(97)%
Income before taxes	154,896	156,408	(1)%
Taxes on income	36,293	28,150	29%
Net income	$118,603	$128,258	(8)%

Earnings per share - basic	$1.48	$1.58
Earnings per share - diluted	$1.47	$1.57

Average shares outstanding
Basic	79,666	80,654
Diluted	80,055	81,195

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheet
(Amounts in thousands)
(Unaudited)

	March 31,	December 31,
	2016	2015
Cash & cash equivalents	$528,877	$181,988
Receivables	609,587	537,896
Inventories	600,696	589,019
Other current assets	152,369	146,981
Total current assets	1,891,529	1,455,884

Property, plant and equipment, net	733,939	732,794
Goodwill and other intangibles, net	1,253,265	1,247,393
Other assets	283,727	285,383
Total assets	$4,162,460	$3,721,454

Bank borrowings and overdrafts, and
current portion of long-term debt	$133,692	$132,349
Other current liabilities	579,056	609,779
Total current liabilities	712,748	742,128

Long-term debt	1,369,955	937,844
Non-current liabilities	444,197	446,492

Shareholders' equity	1,635,560	1,594,990
Total liabilities and shareholders' equity	$4,162,460	$3,721,454

International Flavors & Fragrances Inc.
Consolidated Statement of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$118,603	$128,258
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	26,697	19,985
Deferred income taxes	4,193	13,932
(Gain) loss on disposal of assets	(2,713)	34
Stock-based compensation	5,930	5,387
Pension contributions	(7,410)	(54,048)
Changes in assets and liabilities:
Trade receivables	(60,655)	(62,891)
Inventories	3,256	13,172
Accounts payable	(29,375)	4,618
Accruals for incentive compensation	(11,598)	(27,675)
Other current payables and accrued expenses	10,456	12,585
Other assets/liabilities, net	(25,769)	(21,881)
Net cash provided by operating activities	31,615	31,476

Cash flows from investing activities:
Additions to property, plant and equipment	(22,512)	(19,381)
Proceeds from disposal of assets	1,366	1,450
Net cash used in investing activities	(21,146)	(17,931)

Cash flows from financing activities:
Cash dividends paid to shareholders	(44,826)	(37,971)
Net change in revolving credit facility borrowings and overdrafts	(124,602)	265
Deferred financing costs	(4,796)	—
Proceeds from issuance of long-term debt	555,559	—
Loss on pre-issuance hedges	(3,244)	—
Proceeds from issuance of stock under stock plans	163	227
Excess tax benefits on stock-based payments	1,032	8,597
Purchase of treasury stock	(40,007)	(10,660)
Net cash provided by (used in) financing activities	339,279	(39,542)
Effect of exchange rates changes on cash and cash equivalents	(2,859)	(8,887)
Net change in cash and cash equivalents	346,889	(34,884)
Cash and cash equivalents at beginning of year	181,988	478,573
Cash and cash equivalents at end of period	$528,877	$443,689

International Flavors & Fragrances Inc.
Business Unit Performance
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net Sales
Flavors	$372,508	$377,108
Fragrances	410,804	397,799
Consolidated	783,312	774,907

Segment Profit
Flavors	91,813	92,727
Fragrances	89,237	81,598
Global Expenses	(13,870)	(11,564)
Restructuring and other charges, net	(101)	(187)
Acquisition and related costs	(1,037)	(500)
Operational improvement initiative costs	(268)	(281)
Spanish capital tax settlement	1,446	—
Operating profit	167,220	161,793

Interest Expense	(12,478)	(11,095)
Other income, net	154	5,710
Income before taxes	$154,896	$156,408

Operating Margin
Flavors	24.6%	24.6%
Fragrances	21.7%	20.5%
Consolidated	21.3%	20.9%

International Flavors & Fragrances Inc.
Sales Performance by Region and Category
(Unaudited)

		First Quarter 2016 vs. 2015
		Percentage Change in Sales by Region of Destination
		Fine	Consumer Fragrances	Ingredients	Total Frag.	Flavors	Total

North America	Reported	19%	6%	29%	14%	9%	11%

EAME	Reported	-2%	-5%	4%	-2%	-9%	-5%
Currency Neutral		5%	1%	10%	4%	-1%	2%

Latin America	Reported	-9%	6%	-6%	1%	-1%	0%
Currency Neutral		3%	10%	-4%	8%	8%	8%

Greater Asia	Reported	-5%	2%	14%	4%	-3%	0%
Currency Neutral		-4%	5%	16%	6%	2%	4%

Total	Reported	0%	2%	12%	3%	-1%	1%
Currency Neutral		7%	6%	15%	8%	4%	6%

Currency neutral growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2016 period.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
Foreign Exchange Impact
(Unaudited)

Q1 Consolidated	Sales	Operating Profit	EPS
% Change - Reported (GAAP)	1%	3%	-6%
Items Impacting Comparability	0%	0%	7%
% Change - Adjusted (Non-GAAP)	1%	3%	1%
Currency Impact	5%	4%	10%
% Change - Currency Neutral (Adjusted)	6%	7%	11%

Q1 Flavors	Sales	Segment Profit
% Change - Reported (GAAP)	-1%	-1%
Currency Impact	5%	2%
% Change - Currency Neutral	4%	1%

Q1 Fragrances	Sales	Segment Profit
% Change - Reported (GAAP)	3%	9%
Currency Impact	5%	6%
% Change - Currency Neutral	8%	15%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

		First Quarter 2016
		Items Impacting Comparability

		Reported (GAAP)	Restructuring and Other Charges		Operational Improvement Initiative Costs		Acquisition related costs		Spanish Capital Tax Settlement		Adjusted (Non-GAAP)

Net sales		783,312
Cost of goods sold		423,103	(101)	(a)	(268)	(b)	(889)	(c)
Gross profit		360,209	101		268		889				361,467
Research and development expenses		63,385
Selling and administrative expenses		123,543					(148)	(c)	1,446	(d)	124,841
RSA Expense		186,928
Amortization of acquisition-related intangibles		6,061
Restructuring and other charges, net		—
Operating profit		167,220	101		268		1,037		(1,446)		167,180
Interest expense		12,478
Other income		(154)
Income before taxes		154,896	101		268		1,037		(1,446)		154,856
Taxes on income		36,293	19		67		367		(402)		36,344
Net income		118,603	82		201		670		(1,044)		118,512

Earnings per share - diluted		$1.47	$—		$—		$0.01		$(0.01)		$1.47

	(a)	Accelerated depreciation related to a partial plant closing in Europe.
	(b)	Accelerated depreciation related to a partial plant closing in Asia.
	(c)	Expense related to the fair value step up of inventory and additional transaction costs related to acquisition of Lucas Meyer.
	(d)	Amounts expected to be received related to the Spanish capital tax settlement.
	*	The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $2.6M related to Lucas Meyer and $1.6M related to Ottens Flavors.

		First Quarter 2015
		Items Impacting Comparability

		Reported (GAAP)	Restructuring and Other Charges		Operational Improvement Initiative Costs		Tax Settlements		Acquisition and Related Costs		Adjusted (Non-GAAP)

Net sales		774,907
Cost of goods sold		428,630			(281)	(b)
Gross profit		346,277			281						346,558
Research and development expenses		63,462
Selling and administrative expenses		118,995							(500)	(d)	120,335
RSA Expense		182,457
Amortization of acquisition-related intangibles		1,840
Restructuring and other charges, net		187	(187)	(a)
Operating profit		161,793	187		281				500		162,761
Interest expense		11,095
Other income		(5,710)
Income before taxes		156,408	187		281				500
Taxes on income		28,150	66		70		10,478	(c)	175		38,939
Net income		128,258	121		211		(10,478)		325		118,437

Earnings per share - diluted		$1.57	$—		$—		$(0.13)		$—		$1.45	(e)

	(a)	Costs related to the Fragrance Ingredients Rationalization.
	(b)	Related to a partial plant closing in Asia.
	(c)	Settlements due to favorable tax rulings in jurisdictions for which reserves were previously recorded for ongoing tax disputes.
	(d)	Related to the acquisition of Ottens Flavors.
	(e)	The sum of these items do not foot due to rounding.

CONTACT:
International Flavors & Fragrances Inc.
Michael DeVeau
VP, Global Corporate Communications & Investor Relations
212.708.7164
Michael.DeVeau@iff.com